Exhibit 99.1


                                HANDY & HARMAN
                               250 Park Avenue
                          New York, New York  10177

                               January 23, 1997

          SAUGATUCK CAPITAL COMPANY
            LIMITED PARTNERSHIP III
          c/o Saugatuck Associates, Inc.
          One Canterbury Green
          Stamford, CT 06901

          Attention:  Mr. Frank J. Hawley, Jr.
                      Managing Director

                         Re:  Proposed Acquisition of OLYMPIC
                              MANUFACTURING GROUP, INC.

          Gentlemen:

                    This letter of intent, upon its acceptance by SAUGATUCK CAPITAL COMPANY LIMITED PARTNERSHIP III, a Delaware limited partnership ("Saugatuck", and together with the other shareholders of OLYMPIC MANUFACTURING GROUP, INC., a Delaware corporation ("OMG"), the "Sellers"), will confirm our agreement with respect to the proposed acquisition (the "Proposed Acquisition") by Handy & Harman, a New York corporation ("H&H", and together with the Sellers, the "Parties"), of all the outstanding capital stock of OMG (the "Stock").

                    The acquisition of the Stock will be on the following general terms and conditions:

                    1.  Price; Acquisition Structure; Closing.
          Pursuant to a definitive stock purchase agreement evidencing the Proposed Acquisition, a draft of which is attached hereto as Exhibit A, with such modifications as the Parties shall agree upon, including, without limitation, modifications made as a result of additional negotiations with respect to indemnification, escrow, tax, environmental and employee benefits matters, (the "Stock Purchase Agreement"), the Sellers will sell, and H&H will buy, the Stock for an aggregate purchase price of $53,000,000, less the amount of certain debt, stock option, and warrant obligations to be paid by H&H at the closing (the "Closing") of the transactions contemplated in the Stock Purchase Agreement. In addition, H&H will pay to the Sellers on or before the first anniversary of the Closing an amount equal to forty percent (40%) of the tax benefit realized after the Closing and generated in connection with the short tax period beginning on October 1, 1996 and ending on the Closing Date as reflected on such short tax period return. The purchase price will be paid in cash at the Closing; provided, that $2.3 million of the purchase price, together with the amount of any payment to the Sellers in respect of any tax benefit (presently expected to be approximately $1.2 million) shall be deposited in an escrow account to secure certain indemnification obligations of the Sellers as set forth in the definitive Stock Purchase Agreement. It is anticipated that the Closing will occur during the first quarter of 1997 and that the escrow will be released on the first anniversary of the Closing or such later date as any claims made against the escrow are resolved.

                    2. Negotiation and Documentation. The Parties agree to use all reasonable efforts to finalize their negotiations with respect to the Stock Purchase Agreement as promptly as practicable. The Parties will concurrently negotiate such additional agreements as they deem necessary in connection with the Proposed Acquisition. The Parties will cooperate fully with each other in preparing all such agreements.

                    3.  Hart-Scott Filings.  Promptly after the
          execution of this letter of intent, the Parties will cooperate with each other in the preparation of all filings required to be made with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the intention that the initial filings required under the HSR Act with respect to the Proposed Acquisition shall be filed no later than January 31, 1997. In the event that the FTC or the DOJ makes a request for additional information with respect to the Proposed Acquisition, the Parties will cooperate with each other in promptly obtaining and preparing such information and delivering it to the FTC or the DOJ.

                    4. Information and Access. In connection with H&H's due diligence investigation of OMG, Saugatuck will cause OMG to afford, and OMG will cause its officers and employees to afford, H&H and its representatives with (i) a full opportunity to examine OMG's books and records (in connection with which OMG will cause OMG's independent certified public accountants to make available to H&H and its representatives their work papers generated in connection with their review and audit of OMG's financial statements) and the facilities, books of account, corporate records, agreements and commitments and other materials and information relating to OMG's business, assets and liabilities and (ii) subject to prior scheduling with and the approval of OMG, which approval will not be unreasonably withheld, reasonable access to OMG's customers, suppliers, lenders and key personnel.

                    5.  No Solicitation; Conduct of Business.
          Saugatuck shall not, and shall cause OMG not to, solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate, and shall use their respective best efforts to prevent any officers, directors, employees, representatives and agents of Saugatuck and OMG from assisting or facilitating any (i) merger or consolidation of OMG with any person other than H&H, (ii) any sale of assets of OMG (except the sale of inventory in the ordinary course of business) to any person other than H&H, (iii) any equity or debt investment in OMG by any person other than H&H, or (iv) any purchase of outstanding securities of OMG by any person other than H&H. Saugatuck shall cause OMG to conduct its business in the ordinary and usual course consistent with past practice.

                    6. Publicity. All notices to third parties, press releases or other publicity concerning the Proposed Acquisition shall be reviewed by the Parties prior to dissemination. Neither OMG nor Saugatuck on the one hand, nor H&H on the other hand, shall disseminate, unless required by law, any notices to third parties, press releases, or other publicity concerning the Proposed Acquisition without the approval of the other, which approval shall not be unreasonably withheld.

                    7. Expenses. All costs and expenses by any of the Parties (including the reasonable fees and disbursements of legal counsel, investment bankers and accountants), incurred in connection with this letter of intent and the Proposed Acquisition, whether or not consummated, shall be borne by the Party which incurred such costs and expenses.

                    8. Confidentiality Agreement. The terms and provisions of the Confidentiality Letter dated December
          4, 1996 between Saugatuck and H&H shall remain in full force and effect.

                    9.  Binding Nature.  This letter is only a
          statement of intent and, except as set forth below, does not constitute a binding agreement of the Parties with respect to a transaction, but shall be considered a statement of the present intent of the Parties. Accordingly, except as set forth below, the Parties will be legally bound only upon execution of and in accordance with the terms contained in the definitive Stock Purchase Agreement, if, as and when the same is duly executed and delivered, provided that the Parties agree that the provisions of Paragraphs 3, 4, 5, 6, 7, 8, 9, 10 and 11 hereof shall be binding and enforceable.

                    10. Termination. This letter shall terminate (without liability or obligation on the part of any Party to any other Party) upon the earlier of (i) the execution of the Stock Purchase Agreement and (ii) at such time after February 28, 1997 as either Saugatuck or H&H gives the other notice of termination in writing. If this letter terminates and the Stock Purchase Agreement is not executed, the provisions of Paragraphs 6, 7, 8, 9, 10 and 11 shall continue to apply.

                    11.  Governing Law; Amendment.  This letter
          shall be governed by the laws of the State of New York applicable to contracts made therein. This letter of intent may be amended, modified or extended only by a written agreement signed by each of the Parties.

                    We have greatly appreciated the time and attention that the representatives of Saugatuck and OMG have given us over the past several weeks. If the provisions hereof are acceptable to Saugatuck, please so indicate by signing and returning one copy of this letter. This letter of intent may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

                                        Very truly yours,

                                        HANDY & HARMAN

                                        By: /s/ Paul E. Dixon
                                        Name:  Paul E. Dixon
                                        Title: Vice President,
                                               General Counsel
                                                and Secretary

          Accepted and agreed to on
          this 23rd day of January, 1997

          SAUGATUCK CAPITAL COMPANY
            LIMITED PARTNERSHIP III

          By:  GREYROCK PARTNERS LIMITED
               PARTNERSHIP

          By: /S/ Frank J. Hawley, Jr.

          Name:     Frank J. Hawley, Jr.
          Title:    Managing Director